EXHIBIT 99.1

Media contact:
Karla Olsen,
director, corporate communications
Phone: 888.613.0003
FAX: 316.299.7569
karla.olsen@WestarEnergy.com
Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES DECLINE IN SECOND QUARTER EARNINGS

TOPEKA, Kan., Aug. 8, 2008 — Westar Energy, Inc. (NYSE:WR) today announced earnings of $5.6 million, or $0.06 per share, for the second quarter 2008, compared with earnings of $32.5 million, or $0.36 per share, for the second quarter 2007. The 83 percent decline in earnings for the quarter was due primarily to additional planned and unplanned extended maintenance outages at the company’s lower-cost power plants. Reduced plant availability stemming from maintenance outages caused a decrease in wholesale sales volumes and an increase in fuel and purchased power expense, thereby reducing wholesale sales and energy marketing margins, in addition to the higher direct maintenance expenses. The company also said that earnings were affected by capital investments not yet reflected in the prices it charges customers and a $3.2 million refund obligation to one of its energy management customers. Per share results were also lower as a result of the company having issued additional shares to fund its capital investments.

Earnings for the six months ended June 30, 2008, were boosted by a one-time tax benefit recorded in the first quarter of $39.4 million, or $0.40 per share, resulting from the completion of a federal income tax audit covering multiple years. Without the tax benefit, earnings for the six

Westar Energy announces second quarter 2008 results, page 2 of 6 months ended June 30, 2008 were $27.1 million, or $0.27 per share, also much lower than last year’s six months earnings of $62.4 million, or $0.70 per share. With the tax benefit, earnings for the six months ended June 30, 2008 were $66.5 million, or $0.67 per share.

2008 Second Quarter Results Compared With 2007 Second Quarter Results

Notwithstanding that second quarter revenues this year of $451.2 million were $36.0 million, or 9 percent, higher than the second quarter last year, the company reported lower operating income after taking into consideration higher operating expenses. Total operating expenses increased $71.8 million, or 21 percent, due primarily to higher fuel and purchased power expense and higher operating and maintenance expense.

While retail sales increased $45.1 million, or 16 percent, this was due primarily to recovery of higher fuel and purchased power costs through the prices it charged. Higher fuel and purchased power cost was not recovered, however, for power provided to a few industrial customers under fixed price contracts that expire this year and next.

Wholesale sales decreased $2.9 million due principally to lower market-based sales. The primary contributor to the lower sales was the unavailability of some of the company’s lower-cost plants due to planned maintenance outages at the Wolf Creek station and Jeffrey Energy Center that were extended. Doug Sterbenz, Westar Energy’s chief operating officer said, “While we are making solid progress installing new pollution control equipment at our Jeffery Energy Center, the loss of the production during the installation of this new equipment is very costly.” Energy marketing decreased $8.4 million, or 92 percent, due principally to the need to direct resources to meeting the needs of retail customers in light of the maintenance outages and less favorable market conditions, and a $3.2 million refund obligation to one of its energy management customers.

Westar Energy announces second quarter 2008 results, page 3 of 6

Fuel and purchased power expense increased $60.0 million, or 46 percent, due primarily to an increase in the cost of fuel and purchased power as a result of power plant maintenance. When base load power plants are unavailable, the company said that it may choose to produce the power its customers need from its more expensive plants or purchase power from others. Generally, purchasing power from others was the better alternative in the quarter, which contributed $35.9 million of the higher fuel and purchased power expense. Operating and maintenance expense increased $8.9 million, or 7 percent, also principally attributable to the increased power plant maintenance. Income tax expense decreased $6.9 million due primarily to lower income from operations.

2008 Six-month Results Compared With 2007 Six-month Results

Revenues for the six months ended June 30, 2008 were $858.0 million, $72.6 million, or 9 percent, higher than the same period in 2007. Retail revenues increased $60.3 million, or 11 percent, compared with the same period of 2007, due primarily to increased recovery in prices of fuel and purchased power costs, higher customer demand and a decrease in the obligation to make refunds to customers. Wholesale sales increased $15.5 million due primarily to increased tariff-based sales that resulted from a long-term sale agreement the company entered into in April 2007. Energy marketing decreased $10.7 million, or 74 percent, due principally to the same reasons that affected the second quarter results.

Total operating expenses increased $124.4 million, or 19 percent, with higher fuel and purchased power expense the primary factor. Fuel and purchased power expense increased

Westar Energy announces second quarter 2008 results, page 4 of 6

$103.0 million, or 44 percent, for the reasons already mentioned. Operating and maintenance expense increased $17.3 million, or 8 percent, principally from increased power plant maintenance costs.

Interest expense decreased $14.9 million, or 27 percent, due primarily to the reversal in the first quarter 2008 of $17.8 million of accrued interest related to a previously established tax expense reserve. The decrease was partially offset by higher interest expense associated with additional debt issued to fund capital investments.

Income taxes decreased $37.2 million due primarily to a $28.7 million reversal of income tax reserves due to the completion of the federal income tax audit.

2008 Earnings Guidance

Based on year-to-date results, Westar Energy affirmed its previously announced 2008 full-year earnings guidance of $1.50 to $1.65 per share, excluding the one-time tax benefit recorded in the first quarter, with a bias towards the low end of the range. Westar Energy’s 2008 Earnings Drivers, dated Feb. 29, 2008, available on the company’s web site, provide the company’s earnings guidance and the earnings drivers and adjustments used in arriving at 2008 full-year earnings guidance.

Additional Earnings Information and Conference Call

In conjunction with the earnings release, Westar Energy has posted on its Web site an earnings package of supplemental financial information related to its second quarter performance. The materials are available under Presentations in the Investors section of the company Web site.

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Westar Energy’s conference call with the investment community will be at 10 a.m. Eastern Daylight Time (9 a.m. Central) on Aug. 8, 2008. Bill Moore, president and chief executive officer, will host the call. Investors, media and the public may listen to the conference call by dialing 800-901-5247, participant code 51450941. Listeners may access a live webcast of the conference call via the company’s Web site, www.WestarEnergy.com. A replay of the call will be available on the Web site. Members of the news media may direct follow-up questions to Karla Olsen.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 675,000 customers in the state. Westar Energy has about 6,300 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Annual Report on Form 10-K for the period ended December 31, 2007 and our Quarterly Report on Form 10-Q for the period ended June 30, 2008 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

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Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
Sales	$451,219	$415,178	$36,041	$858,046	$785,484	$72,562

Fuel and purchased power	191,355	131,348	60,007	337,804	234,757	103,047
Operating and maintenance	130,966	122,056	8,910	246,984	229,645	17,339
Depreciation and amortization	49,605	48,052	1,553	98,501	93,771	4,730
Selling, general and administrative	44,254	42,960	1,294	85,910	86,604	(694)

Total Operating Expenses	416,180	344,416	71,764	769,199	644,777	124,422

Income from Operations	35,039	70,762	(35,723)	88,847	140,707	(51,860)

Other income (expense)	3,804	1,995	1,809	3,583	(317)	3,900
Interest expense	30,311	30,419	(108)	41,001	55,864	(14,863)
Income tax expense (benefit)	2,687	9,630	(6,943)	(15,552)	21,643	(37,195)

Net Income	5,845	32,708	(26,863)	66,981	62,883	4,098

Preferred dividends	242	242	—	485	485	—

Earnings Available for Common Stock	$5,603	$32,466	$(26,863)	$66,496	$62,398	$4,098

Basic Earnings Per Share	$0.06	$0.36	$(0.30)	$0.67	$0.70	$(0.03)

Average equivalent common shares outstanding	100,734	89,782		99,075	88,870